Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-              ) of Biovail Corporation and related joint proxy statement/prospectus of Biovail Corporation for the registration of approximately 198,153,267 shares of its common shares, and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Biovail Corporation, and the effectiveness of internal control over financial reporting of Biovail Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Accountants
July 20, 2010	Licensed Public Accountants